EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

March 8, 2012

GMX Resources Inc.
One Benham Place, Suite 600
9400 North Broadway
Oklahoma City, OK 73114

Re: Consent of Independent Petroleum Engineers

To whom it may concern:
MHA Petroleum Consultants, Inc. hereby consents to the filing in this report and incorporation by reference in the registration statements (No. 333-106311, 333-150356, 333-151916 and 333-167582) on Form S-8 of GMX Resources Inc., registration statements (No. 333-171521, 333-173130, 333-175157 and 333-179168) on Form S-3, and registration statement (No. 333-179169) on Form S-4 and of the references to our letter report relating to the proved oil and natural gas reserves of GMX Resources Inc. for the year ended December 31, 2011, and to the references to our firm and reference to our firm as experts in such registration statements with respect to such report.
Very truly yours,
MHA PETROLEUM CONSULTANTS, INC.

/s/ John W. Arsenault

John W. Arsenault
Vice President